EXHIBIT 99.1

FOR RELEASE: Tuesday, April 30, 2013 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2013 was $140,000, or $0.16 per basic and $0.15 per diluted share, compared to $176,000 or $0.20 per basic and diluted share for the same period in 2012.

Robert T. Strong, President and Chief Executive Officer stated, “Last year’s performance presented the opportunity to reinvest in Quaint Oak’s personnel and infrastructure in order to continue our forward momentum.  Primarily, this entailed increasing our lending staff in both the Bank and its mortgage company subsidiary and expanding and structuring the Credit Administration Team in order to support increased lending.  Secondly, I am pleased to report that we completed the installation of a core computer platform upgrade in the first quarter which allows us to offer additional products and improved electronic delivery.  This upgrade is intended to position the Bank to better serve and potentially expand our customer base.  We realized that these two decisions would potentially stress first quarter performance.  I am pleased to report, however, that we achieved a record amount of loan originations during the quarter, having closed on average approximately $5.3 million in gross loans each month.  We expect that the increase in loan balances will positively impact net income through subsequent periods of this year.”

Mr. Strong continued, “I am also pleased to report that non-performing loans and non-performing assets continued to improve having declined from 4.32% to 2.86% of net loans receivable and from 3.17% to 2.24% of total assets, respectively, at March 31, 2013 compared to the same period one year ago.”

In closing, Mr. Strong commented, “It is important to note that funds we reserved for other potential opportunities were redirected for use in our existing stock repurchase program.  This resulted in 17,700 shares having been repurchased in 2013 through the date of this release.  I am extremely pleased to report that along with the stock repurchase activity, the dividend rate was increased by 25% as a result of our 2012 performance and optimistic view toward opportunities that lie ahead this year.  As always, in conjunction with our historically strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $140,000 for the three months ended March 31, 2013, a decrease of $36,000, or 20.5%, compared to net income of $176,000 for three months ended March 31, 2012.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $305,000, offset by increases in net interest income of $75,000 and non-interest income of $148,000, and decreases in the provision for loan losses of $19,000 and the provision for income taxes of $27,000.

The $75,000, or 7.6% increase in net interest income for the three months ended March 31, 2013 over the comparable period in 2012 was driven by a $59,000, or 4.1% increase in interest income and a $16,000, or 3.5% decrease in interest expense. The increase in interest income was primarily due to a $13.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $78.6 million for the three months ended March 31, 2012 to an average balance of $92.0 million for the three months ended March 31, 2013.  The decrease in interest expense was primarily attributable to a 28 basis point decrease in the overall cost of interest-bearing liabilities from 1.98% for the three months ended March 31, 2012 to 1.70% for the same period in 2013.  The average interest rate spread decreased from 3.53% for the three months ended March 31, 2012, to 3.50% for the same period in 2013 while the net interest margin decreased from 3.78% for the three months ended March 31, 2012 to 3.69% for the three months ended March 31, 2013.

The $19,000 decrease in the provision for loan losses for the three months ended March 31, 2013 over the three months ended March 31, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $148,000, or 74.4% increase in non-interest income for the three months ended March 31, 2013 over the comparable period in 2012 was primarily attributable to a $106,000 increase in the net gain on the sales of loans held for sale and a $74,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries. These increases were offset by a $32,000 decrease in the gain on sale of an SBA loan which was sold during the quarter ended March 31, 2012.

The $305,000, or 37.1% increase in non-interest expense for the three months ended March 31, 2013 compared to the same period in 2012 was primarily attributable to a $212,000 increase in salaries and employee benefits expense, a $33,000 increase in occupancy and equipment expense, a $23,000 increase in other expense, a $22,000 increase in professional fees and a $12,000 increase in advertising expense.  The increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades. The increase in professional fees was primarily due to costs related to compliance and loan collections.

The $27,000, or 23.9% decrease in the provision for income taxes for the three months ended March 31, 2013 over the three month period ended March 31, 2012 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 38.1% for the 2013 period compared to 39.1% for the comparable period in 2012.

The Company’s total assets at March 31, 2013 were $122.8 million, an increase of $5.4 million, or 4.6%, from $117.4 million at December 31, 2012.  This growth in total assets was primarily due to increases in loans receivable, net of $6.0 million and loans held for sale of $215,000.  Offsetting these increases were decreases in investment securities of $464,000, as a result of calls, and cash and cash equivalents of $406,000.

Total interest-bearing deposits increased $6.1 million, or 6.2%, to $103.1 million at March 31, 2013 from $97.0 million at December 31, 2012. This increase in deposits was primarily attributable to increases of $3.2 million in certificates of deposit and $2.8 million in eSavings accounts.

Total stockholders’ equity decreased $38,000 to $16.80 million at March 31, 2013 from $16.84 million at December 31, 2012. Contributing to the decrease were dividends paid of $40,000 and the purchase of 13,900 shares of the Company’s stock as part of the Company’s stock repurchase program, for an aggregate purchase price of $210,000.  These decreases were partially offset by increases in net income for the quarter ended March 31, 2013 of $140,000, amortization of stock awards and options under our stock compensation plans of $30,000, common stock earned by participants in the employee stock ownership plan of $26,000, and accumulated other comprehensive income of $16,000.

Non-performing loans amounted to $2.6 million, or 2.86% of net loans receivable at March 31, 2013, consisting of thirty-two loans, twenty-one of which are on non-accrual status and eleven of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.1 million, or 2.54% of net loans receivable at December 31, 2012, consisting of twenty-six loans, seventeen of which were on non-accrual status and nine of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2013 include sixteen one-to-four family non-owner occupied residential loans, nine home equity loans, three commercial real estate loans, three one-to-four family owner-occupied residential loans, and one consumer non-real estate loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2013, six loans were placed on non-accrual status resulting in the reversal of approximately $17,000 of previously accrued interest income and two loans that were on non-accrual were returned to accrual status.  Included in non-performing loans are six loans identified as troubled debt restructurings which totaled $365,000 at March 31, 2013.  The Company had two additional troubled debt restructuring not included in non-performing loans at March 31, 2013 in the amount of $248,000 that were current.  The allowance for loan losses as a percent of total loans receivable was 1.00% at March 31, 2013 and 1.01% at December 31, 2012.

Other real estate owned (OREO) amounted to $199,000 at March 31, 2013, consisting of three properties.  These are the same three properties that totaled $170,000 at December 31, 2012.  The $29,000 increase is attributable to capital improvements made on two of the properties during the quarter ended March 31, 2013.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31, 2013	At December 31, 2012
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$11,994	$12,400
Investment in interest-earning time deposits	8,137	8,132
Investment securities available for sale at fair value	3,530	3,994
Loans held for sale	5,090	4,875
Loans receivable, net of allowance for loan losses (2013: $912; 2012: $860)	90,302	84,291
Accrued interest receivable	736	657
Investment in Federal Home Loan Bank stock, at cost	373	437
Premises and equipment, net	1,707	1,608
Other real estate owned, net	199	170
Prepaid expenses and other assets	731	811
Total Assets	$122,799	$117,375

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$103,085	$97,038
Federal Home Loan Bank advances and other borrowings	2,000	2,000
Accrued interest payable	84	81
Advances from borrowers for taxes and insurance	543	991
Accrued expenses and other liabilities	288	428
Total Liabilities	106,000	100,538

Stockholders’ Equity	16,799	16,837
Total Liabilities and Stockholders’ Equity	$122,799	$117,375

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2013	2012
	(Unaudited)

Interest Income	$1,494	$1,435
Interest Expense	435	451
Net Interest Income	1,059	984
Provision for Loan Losses	52	71
Net Interest Income after Provision for Loan Losses	1,007	913
Non-Interest Income	347	199
Non-Interest Expense	1,128	823
Income before Income Taxes	226	289
Income Taxes	86	113
Net Income	$140	$176

Per Common Share Data:	Three Months Ended March 31,
	2013	2012
Earnings per share – basic	$0.16	$0.20
Average shares outstanding – basic	892,666	880,380
Earnings per share – diluted	$0.15	$0.20
Average shares outstanding – diluted	930,816	886,222

Tangible book value per share, end of period	$17.32	$16.36
Shares outstanding, end of period	969,921	987,126

	Three Months Ended March 31,
Selected Operating Ratios:	2013	2012
Average yield on interest-earning assets	5.20%	5.51%
Average rate on interest-bearing liabilities	1.70%	1.98%
Average interest rate spread	3.50%	3.53%
Net interest margin	3.69%	3.78%
Average interest-earning assets to average interest-bearing liabilities	112.49%	114.29%
Efficiency ratio	80.17%	69.57%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.86%	4.32%
Non-performing assets as a percent of total assets	2.24%	3.17%
Allowance for loan losses as a percent of non-performing loans	35.36%	25.91%
Allowance for loan losses as a percent of total loans receivable	1.00%	1.11%

(1) Asset quality ratios are end of period ratios.